Exhibit 21.1
Subsidiaries of Ralliant Corporation(1)

Company Name	Jurisdiction of Incorporation/Formation
Anderson Instrument Co. LLC	New York
Dover Motion, Inc.	Delaware
Dynapar Corporation	Illinois
EA Elektro-Automatik GmbH	Germany
Hengstler GmbH	Germany
Iris Power LP	Canada
Keithley Instruments, LLC	Ohio
Maxtek Components Corporation	Delaware
Pacific Scientific Energetic Materials Company (California) LLC	California
Qualitrol Company LLC	Delaware
RAL Business Holdings LLC	Delaware
RAL Business Services LLC	Delaware
Setra Systems LLC	Massachusetts
Tektronix Canada Inc.	Canada
Tektronix (China) Co., Limited	China
Tektronix (India) Private Ltd.	India
Tektronix GmbH	Germany
Tektronix International Sales GmbH	Switzerland
Tektronix, Inc.	Oregon
TGA Industries Limited	United Kingdom
(1)Certain subsidiaries have been omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.